Exhibit 99.1

New Jersey American Water Files Rate Request Driven
by More Than $1.4 Billion in Ongoing Investment to Provide Safe, Clean, Reliable and Affordable Service
Request supports continued infrastructure investments, expanded customer assistance, and a plan to return tax-related savings to customers

CAMDEN, N.J. - January 16, 2026 – New Jersey American Water today filed a request with the New Jersey Board of Public Utilities (BPU) for new rates to support over $1.4 billion in ongoing water and wastewater service system investments through December 2026. The request reinforces the company’s commitment to implementing critical system upgrades and continuing to improve water quality and reliability for approximately 2.9 million people served statewide.

“As we continue to invest in our infrastructure, we’re strengthening our systems, enhancing reliability, and improving water quality from treatment to the tap for the communities that count on us,” stated New Jersey American Water President Mark McDonough. “These improvements reflect our commitment to providing our customers with affordable, high-quality service – made possible by our dedicated employees, who remain focused on protecting the health and safety of the people and communities we serve.”

The proposed request will support the company’s continued investment to modernize and strengthen its water and wastewater systems in communities across New Jersey, including the replacement or rehabilitation of nearly 120 miles of aging infrastructure, the ongoing replacement of lead service lines, and investments to address emerging contaminants such as PFAS in drinking water.

Under the company’s proposal, if approved, the typical average residential water customer would see an increase of approximately $10 per month. Customers served by sanitary wastewater systems would see an average increase of $8 per month.

Expanding Access to Customer Assistance
New Jersey American Water is seeking approval to make monthly bill discounts more accessible for customers who already receive energy assistance through LIHEAP and USF. If approved, this would make New Jersey American Water the only water utility in New Jersey to offer this level of support. “Our customers deserve reliable, affordable water service,” shared McDonough. “We’re proud to build on our assistance programs so more families can get the help they need.”

New Jersey American Water remains committed to affordability and offers programs to assist income-eligible customers, including its H2O Help to Others assistance program, budget billing options and flexible payment plans. More details can be found at www.newjerseyamwater.com/h2oprogram.

Proposed Gross Receipts Tax Refund Pass-Back
Additionally, New Jersey American Water is seeking permission to return savings from a Gross Receipts Tax (GRT) refund directly to customers. The company is seeking approval to offset other regulatory expenses with the refund, then spread the remaining balance back to customers.

“This proposal will help ensure that customers benefit from tax-related savings,” added McDonough. “By passing back the GRT refund through our rates, we’re helping to keep water service affordable and fair for our customers.”

To learn more about New Jersey American Water’s rate filing and the regulatory process behind it, visit newjerseyamwater.com/fromtreatmenttotap. For details on infrastructure investments in your community - including upgrades to treatment plants, water mains, and service lines - explore its Infrastructure Investment page.

The company’s request for new rates undergoes extensive scrutiny by the BPU, the New Jersey Division of Rate Counsel, and the Office of Administrative Law. This robust review process includes examinations, public hearings and evidentiary hearings and can take nine months or more. This review process offers opportunities for customer involvement through written comments and attendance at public input hearings. All rate changes require BPU approval. If approved, the company’s new rates would take effect the second half of the year.

About American Water

American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About New Jersey American Water
New Jersey American Water, a subsidiary of American Water, is the largest regulated water utility in the state, with over 950 dedicated employees working to provide safe, clean, reliable and affordable water and wastewater services to approximately 2.9 million people.

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Media Contact:
Chelsea Kulp
Director of Communications & External Affairs
New Jersey American Water
Chelsea.Kulp@amwater.com